Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORION ENERGY SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value per share, reserved for issuance pursuant to the Orion Energy Systems, Inc. 2016 Omnibus Incentive Plan, as amended and restated	Other(2)	2,500,000(1)	$1.70(2)	$4,275,000(2)	0.0001102	$471.11
Total Offering Amounts				-	$4,275,000	-	$471.11
Total Fee Offsets				-	-	-	$-
Net Fee Due				-	-	-	$471.11

(1) Represents shares of common stock, no par value per share (“Common Stock”) of Orion Energy Systems, Inc. (the “Registrant”). Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered includes any additional shares of the Registrant’s Common Stock that become issuable under the Orion Energy Systems, Inc. 2016 Omnibus Incentive Plan, as amended and restated, by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Common Stock, as applicable.

(2) Estimated in accordance with Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee based on a per share price of $1.70, the average of the high and low price of the Common Stock on August 10, 2023, as reported on the Nasdaq Capital Market.